Exhibit 10.1

AMENDMENT TO
ASHLAND GLOBAL HOLDINGS INC.
NONQUALIFIED DEFINED CONTRIBUTION PLAN

WHEREAS, Ashland Global Holdings Inc. (the “Company”) maintains the Ashland Global Holdings Inc. Nonqualified Defined Contribution Plan (effective October 1, 2016) (the “Plan”) to provide certain supplemental benefits for participating employees whose benefits under the Savings Plan (as defined in the Plan) are affected by the limitation on compensation imposed by Section 401(a)(17) of the Internal Revenue Code;
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) is authorized to amend the Plan; and
WHEREAS, at its meeting on November 15, 2017 (the “Effective Date”) the Committee approved the amendment of the Plan to allow participants in the SERP plan, which was transferred to Valvoline Inc. on September 1, 2016 and frozen on September 30, 2016, to be treated as “Eligible Employees” who may participate in the Plan.
NOW, THEREFORE, the Plan is hereby amended, effective as of the Effective Date, as follows:
1.    Section 2.17 of the Plan is revised to read in its entirety as follows:
2.17    “Eligible Employee” means an employee of the Employer who is determined to be a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and who is classified in base salary grade 21 or above.
2.    Except as set forth above, all of the other provisions of the Plan remain in full force and effect.
IN WITNESS WHEREOF, the Committee has caused this amendment to be executed by the undersigned authorized officer of the Company, effective as of the Effective Date.
ASHLAND GLOBAL HOLDINGS INC.

By: /s/ Anne T. Schumann
Name: Anne T. Schumann
Title: Senior Vice President and Chief Human
Resources and Information Technology
Officer